EXHIBIT 5.1

                                 TONKON TORP LLP
                                Attorneys at Law
                               1600 Pioneer Tower
                              888 S.W. Fifth Avenue
                             Portland, Oregon 97204
                                 (503) 221-1440
                               Fax: (503) 274-8779



                                 March 16, 1998




To the Board of Directors
of Obie Media Corporation


Ladies and Gentlemen:

                  We have acted as counsel for Obie Media Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, covering a proposed 330,000 shares of the Company's Common Stock, without par value (the "Shares"), issuable pursuant to the Restated 1996 Stock Incentive Plan (the "Plan"). We have reviewed the corporate action of the Company in connection with this matter and have examined and relied upon such documents, corporate records and other evidence as we have deemed necessary for the purpose of this opinion.

                  Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan and applicable Stock Option Agreements, the Shares will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Tonkon Torp LLP






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